Exhibit 99.1

NextCard Announces the Signing of A
Restated and Amended Service Agreement with
the Federal Deposit Insurance Corporation

The Company also reports Delisting from NASDAQ and further Staff Reductions

SAN FRANCISCO—March 12, 2002—NextCard, Inc. (NASDAQ: NXCD) (the “Company”) announced today that it has signed a Restated and Amended Service Agreement (the “Agreement”) with the Federal Deposit Insurance Corporation (the “FDIC-R”), in its capacity as Receiver for NextBank, N.A. (“NextBank”), the Company’s former banking subsidiary. Pursuant to the Agreement, the Company transferred its portfolio servicing operations to the FDIC-R and agreed to continue providing, for a minimum of three months, certain administrative services and a nonexclusive license for the Company’s intellectual property. The Agreement provides for the FDIC-R to have uninterrupted access to the Company’s technology and proprietary systems during the period of time believed necessary for the FDIC-R to market NextBank’s credit card portfolio.

In exchange for the Company’s commitment to continue to provide technology support for the NextBank portfolio, the FDIC-R has agreed to pay certain ongoing fees and retention benefits necessary to maintain this support . The FDIC-R has the option to continue the agreement on a monthly basis after May 31, 2002 in return for the Company’s agreement to continue providing support. The FDIC has also made a non-recourse loan to the Company of approximately $1 million. The loan is non-interest bearing, will mature in six months and is secured by an assignment in favor of the FDIC-R of all of the Company’s right, title and interest in and to the security backing a letter of credit, in like amount as the loan, executed in favor of MasterCard International.

In connection with the Agreement, the Company has reduced its number of employees by 546 persons (approximately 90% of the Company’s workforce), leaving 64 persons remaining employed by the Company. Of the employees terminated, 465 persons have been offered temporary employment with a third-party contractor on behalf of the FDIC-R. The movement of the Company’s workforce to the supervision of the FDIC-R is intended to ensure continuous provision of customer and portfolio servicing with respect to the NextBank credit card assets.

Separately, the Company announced that it has voluntarily filed a request with NASDAQ to delist its stock from the NASDAQ Market System. The NASDAQ has advised the Company that its delisting will take place on or about March 18, 2002. The Company decided to request delisting because it is unable to meet the NASDAQ’s continued listing requirements. The Company has also been removed from the NASDAQ Financial 100 Index.

Statements contained herein as to the Company’s expectations and goals are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. More information on risk factors affecting the Company is available in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.